Exhibit 10.17

CONVENIO MODIFICATORIO (el “Convenio” o el “Modificatorio”) de fecha 27 de noviembre de 2018 celebrado por y entre:	AMENDMENT AGREEMENT (the “Agreement” or the “Amendment”) dated November 27, 2018, executed by and among:

(1) Macquarie México Real Estate Management, S.A. de C.V. en representación de CIBanco, S.A., Institución de Banca Múltiple, como fiduciario del fideicomiso irrevocable de administración identificado como F/00922 MMREIT Industrial Trust III (en lo sucesivo el “Arrendador”);

(1) Macquarie México Real Estate Management, S.A. de C.V. in representation of CIBanco, S.A., Institución de Banca Múltiple, as trustee under the irrevocable administration trust identified as F/00922 MMREIT Industrial Trust III (hereinafter referred to as “Landlord”);

(2) TPI-Composites, S. de R.L. de C.V. (en lo sucesivo la “Arrendataria”); y,	(2) TPI-Composites, S. de R.L. de C.V. (hereinafter referred to as “Tenant”); and,

(3) TPI-Composites, Inc. (en delante, el “Fiador”).	(3) TPI-Composites, Inc. (hereinafter, the “Guarantor”).

De conformidad con los siguientes Antecedentes, Declaraciones y Cláusulas; en el entendido de que a menos que se definan en forma distinta en este Convenio, los términos definidos en el Contrato de Arrendamiento a que se refiere el Antecedente I de este Convenio se usan en el presente Convenio en la misma forma en que fueron definidos conforme a dicho Contrato de Arrendamiento.

Pursuant to the following Preliminary Statements, Recitals and Clauses; provided that, unless otherwise defined hereunder, the terms defined in the Lease Agreement referred to in Preliminary Statement I herein below, are used herein in the same form as defined thereunder:

A N T E C E D E N T E S	P R E L I M I N A R Y S T A T E M E N T S

I.     El Arrendador (en ese entonces DEUTSCHE BANK MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, DIVISIÓN FIDUCIARIA COMO FIDUCIARIO DEL FIDEICOMISO F/1638) y la Arrendataria tienen celebrado un contrato de arrendamiento de fecha 15 de abril de 2013 (en lo sucesivo y según éste se ha modificado de tiempo en tiempo,  el “Contrato de Arrendamiento”, respecto de un edificio industrial identificado como CJS-JZ-08 (ahora JUA030) el cual se encuentra construido sobre inmueble identificado como Lote A y Lote B localizados en Avenida Ramón Rayón No. 9988 en Ciudad Juárez, Chihuahua, México (conjuntamente al edificio y a los lotes de terreno se les denominará la “Propiedad Arrendada”); y,

I.     Landlord (then DEUTSCHE BANK MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, DIVISIÓN FIDUCIARIA AS TRUSTEE OF TRUST F/1638) and Tenant have an executed lease agreement dated April 15, 2013 (hereinafter, as amended from time to time, the “Lease Agreement”), regarding an industrial building identified as CJS-JZ-08 (Now JUA030) built on a property identified as Lot A and Lot B located on Avenida Ramón Rayón No. 9988 in Ciudad Juárez, Chihuahua, México (jointly the building and the plots of land shall be identified as the “Leased Property”); and,

II.   El 13 de septiembre de 2017 mediante Convenio de Aportación con Derecho de Reversión se transfirió la titularidad de la Propiedad Arrendada a  Banco Nacional de México, Sociedad Anónima, integrante del Grupo Financiero Banamex, División Fiduciaria como fiduciario del  Fideicomiso Irrevocable Traslativo de Dominio, de Garantía y Medio de Pago Número 17285-3, cuyo fideicomitente y fideicomisario en segundo lugar es CIBanco, S.A., Institución de Banca Múltiple, como fiduciario del fideicomiso irrevocable de administración identificado como F/00922.

II.    Effective September 13, 2017, by means of a Transfer of Ownership Agreement with Right of Reversion, the ownership of the Leased Property was transferred to  Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Fiduciary Division as fiduciary in the Irrevocable Transfer of Ownership, Guaranty and Payment Trust Number 17285-3, whose trustor and beneficiary in second place is CIBanco, S.A., Institución de Banca Múltiple, as fiduciary of the Irrevocable  Administration Trust identified as F/00922.

D E C L A R A C I O N E S	R E C I T A L S

Cada una de las partes declaran, a través de sus representantes legales, que:	Each of the parties state through their legal representatives that:

(a)   La persona que suscribe este Convenio en su representación cuenta con capacidad legal y las facultades suficientes para celebrar el mismo en su nombre y su representación, mismas que no le han sido modificadas, restringidas o revocadas a la fecha del presente Convenio. Por lo que hace al Arrendador, su apoderado cuenta con los poderes y facultades necesarias y suficientes para la celebración del presente Convenio, y que los apoderados que actúan en representación de su apoderado cuentan con los poderes y facultades necesarias y suficientes para actuar en representación de dicho apoderado en este Convenio, los cuales no le han sido revocados, limitados, ni restringidos en forma alguna a la firma del mismo;

(a)   The person executing this Amendment has legal capacity and sufficient authority to enter into this Agreement on its behalf, and such authority has neither been limited nor revoked in any manner whatsoever as of the date hereof. As for Landlord, its attorney-in-fact has all necessary powers and authorities to execute this Agreement, and that the attorneys-in-fact acting on behalf of its attorney-in-fact, have all necessary powers and authorities to act on such attorneys in fact’s behalf in executing this Agreement, which powers and authorities have not been revoked, limited, or restricted in any manner whatsoever as of this date;

(b)   La celebración, entrega y cumplimiento por las partes del presente Convenio, han sido debidamente autorizados por cualesquiera de los órganos corporativos competentes que se requiera y no violan cualquier ley o restricción contractual alguna que la obligue o afecte;

(b)   This Agreement’s execution, delivery and compliance by the parties have been duly authorized by any required corporate bodies and do not violate any law or contractual restriction that obligates or affects to;

(c) Este Convenio constituye para las partes una obligación legal y válida, exigible en su contra de conformidad con sus respectivos términos; y,	(c) This Agreement constitutes for the parties a legal and binding obligation, enforceable against them in accordance with its respective terms; y,

(d) El Arrendador, la Arrendataria y el Fiador declaran, conjuntamente, que desean celebrar el presente Convenio con el fin de modificar el Contrato de Arrendamiento.	(d) Landlord, Tenant and Guarantor jointly represent that they wish to enter into this Agreement in order to modify the Lease Agreement.

EN VIRTUD DE LO ANTES EXPUESTO, las partes convienen en sujetarse a lo dispuesto en las siguientes:	AS CONSEQUENCE OF THE EXPRESSED ABOVE, the parties agree to comply with the following:

C L Á U S U L A S	C L A U S E S

PRIMERA.  El Arrendador y la Arrendataria han acordado prorrogar el Término del Contrato de Arrendamiento a su vencimiento y por ende han acordado modificar e incluir ciertas definiciones de la Cláusula Primera del Contrato de Arrendamiento, para quedar éstas redactadas como se indica a continuación:

FIRST. Landlord and Tenant have agreed to extend the Term of the Lease Agreement upon its expiration and thus, have agreed to amend and include certain definitions in the First Clause of the Lease Agreement for such definitions to be read as follows:

“Inciso 1.01. Definiciones.-…	“Section 1.01. Definitions.-…

(1) “Arrendador” significa CIBanco, S.A., Institución de Banca Múltiple, como fiduciario del fideicomiso F/00922 MMREIT Industrial Trust III.	(1) “Landlord” means CIBanco, Sociedad Anónima, Institución de Banca Múltiple as trustee of Trust F/00922 MMREIT Industrial Trust III.

(6) “Depósito de Garantía” significa la cantidad de $61,922.91 Dólares.	(6) “Security Deposit” means the amount of $61,922.91 Dollars.

(10)   “Domicilio del Arrendador” significa Macquarie México Real Estate Management, S.A. de C.V., como apoderado de CIBanco, S.A., Institución de Banca Múltiple (antes The Bank of New York Mellon, S.A., Institución de Banca Múltiple), fiduciario del Fideicomiso F/00922 MMREIT Industrial Trust III.   Pedregal 24, Piso 21, Col. Molino del Rey, Del. Miguel Hidalgo, Ciudad de México, 11040.  Atención: Director Jurídico y Jefe de Operaciones Inmobiliarias.  Con copia (sin constituir notificación) para: MMREIT Property Administration, A.C., David Alfaro Siqueiros No. 104 Piso 10, Colonia Valle Oriente, San Pedro Garza García, Nuevo León, México, 66269.  Respecto a cualquier notificación, una copia puede ser enviada a las siguientes direcciones de correo electrónico: monica.ardila@mpagroup.mx y peter.gaul@mpagroup.mx.

(10)   “Landlord’s Address” means Macquarie México Real Estate Management, S.A. de C.V., as attorney-in-fact of CIBanco, Sociedad Anónima, Institución de Banca Múltiple (formerly The Bank of New York Mellon, S.A., Institución de Banca Múltiple), as trustee of Trust F/00922 MMREIT Industrial Trust III.  Pedregal 24, Piso 21, Col. Molino del Rey, Del. Miguel Hidalgo, Ciudad de México, 11040. Attention: General Counsel and Head of Real Estate Operations.  With a copy (without constituting notice) to: MMREIT Property Administration, A.C., David Alfaro Siqueiros No. 104, 10th Floor, Col. Valle Oriente, San Pedro Garza García, Nuevo Leon, Mexico, 66269.  As to all notices, a copy may be sent to the following email addresses: monica.ardila@mpagroup.mx and  peter.gaul@mpagroup.mx.

(11)   “Edificio” significa el edificio construido sobre el Terreno e identificado como JUA030 (compuesto por el Espacio A y Espacio B) el cual cuenta con un área total de construcción de 133,167.55 pies cuadrados y demás construcciones ubicadas sobre el Terreno y que se describe en el Anexo “A” del presente Contrato de Arrendamiento.

(11)   “Building” means the building constructed on the Land and identified as JUA030 (comprised by Space A and Space B) which has a total construction area 133,167.55 square feet and any other constructions located on the Land and which is described in Exhibit “A” of this Lease Agreement.

(14) “Fecha de Inicio” será el 25 de enero de 2019.	(14) “Commencement Date” shall be January 25, 2019.

(15) “Fecha de Vencimiento” será el 31 de enero de 2024.	(15) “Expiration Date” shall be January 31, 2024.

(40) “Fideicomisario” significará Metropolitan Life Insurance Company.	(40) “Trust Beneficiary” shall mean Metropolitan Life Insurance Company.

(41)   “Fideicomiso de “Garantía” significará cierto fideicomiso de garantía número F/17285-3 de fecha 29 de noviembre de 2012, celebrado entre CIBanco, S.A., Institución de Banca Múltiple (antes The Bank of New York Mellon, Sociedad Anónima, Institución de Banca Múltiple) como fiduciario del Fideicomiso de Administración F/00922 MMREIT Industrial Trust III, como fideicomitente y fideicomisario en segundo lugar, el Fideicomisario, y Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, como fiduciario.

(41)   “Security Trust Agreement” shall mean that certain security trust agreement number F/17285-3 dated November 29, 2012 entered into by and between CIBanco, S.A., Institución de Banca Múltiple (previously The Bank of New York Mellon, Sociedad Anónima, Institución de Banca Múltiple), as trustee of Irrevocable Administration Trust number F/00922 MMREIT Industrial Trust III, as settlor and beneficiary in second place, Trust Beneficiary and Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, as trustee.

(42) “Fiduciario” significará Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, en su carácter de fiduciario del Fideicomiso de Garantía.	(42) "Trustee” shall mean Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, in its capacity as trustee of the Security Trust Agreement.

(43) “GOE” significa Gastos de Operación del Edificio según se señalan en el Inciso 3.03 del presente.	(43) “POE” means Property Operating Expenses as such are indicated in Section 3.03 hereof.

(44)   “Impuestos” se referirá a todos los impuestos, derechos o contribuciones que en cualquier momento impongan a la Pro-piedad Arrendada las autoridades mexicanas, ya sea federales, estatales o locales, incluyendo, entre otros, el impuesto predial de la Propiedad Arrendada, pero excluyendo el impuesto sobre la renta atribuible al dueño de la Propiedad Arrendada (en lo sucesivo denominado el “Impuesto” o los “Impuestos”) de conformidad con el Inciso 3.03 del presente.

(44)   “Taxes” shall refer to  all taxes, duties or rights, imposed from time to time to the Leased Property by any federal, state or local Mexican authorities, including without limitation, the property tax (impuesto predial) of the Leased Property except the income tax attributable to the owner of the property (hereinafter referred to as “Tax” or “Taxes”) pursuant to  Section 3.03 hereof.

(45) “Pagos Adicionales” tiene el significado que se le atribuye en el Inciso 3.03 del presente.	(45) “Additional Payments” has the meaning set forth in Section 3.03 hereof.

(46) “Seguros” se refiere a los seguros que deberán contratar las partes de conformidad con las coberturas y en los términos y condiciones señalados en el Inciso 3.07 del presente.”	(46) “Insurance” refers to the insurance that the parties must contract according to the coverages and per the terms and conditions stipulated in Section 3.07 hereof.”

Independientemente de las modificaciones aquí hechas a las definiciones de Fecha de Inicio y Fecha de Vencimiento, el Contrato de Arrendamiento continuará vigente hasta la conclusión del Término actual el 24 de enero de 2019; todas las demás definiciones entrarán en vigor a partir de la fecha de firma del presente.

Irrespective of the modifications made to the definitions of Commencement Date and Expiration Date, the Lease Agreement shall remain valid until the conclusion of the current Term on January 24, 2019; all other definitions shall be in force as of the execution date hereof.

Asimismo, y para los efectos legales a que haya lugar, las partes están conformes y manifiestan que continuarán vigentes las opciones de Prórroga que señala el Contrato de Arrendamiento en su Inciso 2.07 independientemente de las modificaciones realizadas por medio del presente.

Also, and for all legal effects, the parties hereby agree and state Tenant's Options to Extend foreseen in Section 2.07 of the Lease Agreement shall remain effective irrespective of the amendments agreed hereunder.

SEGUNDA.  El Arrendador y la Arrendataria en este acto acuerdan modificar el Inciso 2.04 del Contrato de Arrendamiento, para quedar dicho inciso redactado íntegramente a partir del 2 de febrero de 2019, como se señala a continuación:

SECOND. Landlord and Tenant hereby agree to amend Section 2.04 of the Lease Agreement, as for such section to read in its entirety as of February 2, 2019, as indicated below:

“Inciso 2.04.  Renta.  A menos que el Fiduciario instruya de otra forma por escrito (de acuerdo y conforme a las instrucciones del Fideicomisario), La Arrendataria pagará al Arrendador por el arrendamiento de la Propiedad Arrendada una renta mensual de $0.4650 Dólares por pie cuadrado del Edificio, esto es, un monto mensual de $61,922.91 Dólares (la “Renta”) o, sujeto al pago de la cuota administrativa que se señala más adelante, su equivalente en pesos al tipo de cambio que el Banco de México publique en el Diario Oficial de la Federación (para cumplir obligaciones denominadas en moneda extranjera en México), en vigor en la fecha de pago o en el Día Hábil inmediatamente anterior (en caso de que la fecha de pago no sea un Día Hábil) más el IVA correspondiente.  En caso de que, la Arrendataria elija pagar cualquier monto por pagar conforme a este Contrato de Arrendamiento en Pesos, se obligará a pagar, además y como cuota administrativa, un monto igual a 10% (diez por ciento) del monto pertinente, más el IVA correspondiente; sin embargo, el Arrendador liberará a la Arrendatario del pago de dicha cuota si en o antes de la fecha en que el pago correspondiente sea pagadero, la Arrendataria ha entregado al Arrendador los detalles de depósito para cualquier pago realizado en Pesos, el cual deberá incluir la fecha de pago, cantidad pagada, y cuenta a la que dicha cantidad fue depositada.

“Section 2.04.  Rent.  Unless otherwise instructed by the Trustee in writing (in accordance with and pursuant to the instructions of the Trust Beneficiary), Tenant shall pay Landlord, for the lease of the Leased Property, a monthly rent of $0.4650 Dollars per square foot of the Building, that is, a monthly amount of $61,922.91 Dollars (the “Rent”) or, subject to payment of the administrative fee referenced below, its equivalent in Pesos at the exchange rate published by the Banco de México in the Federal Official Gazette (to satisfy obligations denominated in foreign currency in Mexico) in effect on the payment date or on the immediately preceding Business Day (in the event that the payment date is not a Business Day), plus the corresponding VAT.  If Tenant elects to pay any amount payable under this Lease Agreement  in Pesos, Tenant will be obligated to pay, in addition thereto and as an administrative fee, an amount equal to ten percent (10%) of any such amount, plus applicable VAT; however, Landlord will agree to waive this fee if on or prior to the due date of the corresponding payment, Tenant has provided Landlord with deposit details for any payment made in Pesos, which shall include the date of payment, amount of payment, and account to which the payment was deposited.

La Renta deberá pagarse por adelantado al Arrendador o a quien el Fiduciario instruya, dentro de los primeros 5 Días Hábiles de cada mes en el Domicilio del Arrendador o en cualquier otro lugar que el Arrendador indique previamente a la Arrendataria por escrito.

The Rent shall be paid to Landlord or to whom Trustee instructs, within the first 5 Working Days of each month at Landlord´s Address or any other place previously indicated in writing by Landlord to Tenant.

Si la Fecha de Inicio no fuere en el primer día de un mes natural, o si el Término no venciere o terminare en el último día de un mes natural, la Renta o cualquier otro monto por pagar se prorratearán para el mes parcial considerando un mes de 30 (treinta) días.

If the Commencement Date does not occur on the first day of a calendar month or if the Term does not expire or terminate on the last day of a calendar month, the Rent or any other payable amount hereunder shall be prorated for such partial month on the basis of a thirty (30) day month.

En caso de que la Arrendataria incumpla con el pago puntual de la Renta en términos de este Contrato de Arrendamiento, entonces la Arrendataria deberá pagar al Arrendador, un interés moratorio equivalente al 1% (uno por ciento) sobre la Renta total mensual, por cada día de retraso en el pago de la Renta.

In the event Tenant does not comply with the punctual payment of Rent in terms of this Lease Agreement, then the Tenant shall pay Landlord a moratory interest equivalent to 1% (one percent) over the total monthly Rent, for each day of delay in the payment of the Rent.

Las partes expresamente convienen que la Arrendataria no deducirá ni compensará ningún monto de los pagos de la Renta por ningún motivo.	The parties expressly agree that Tenant shall neither deduct nor set off any amount from the payments of the Rent for any reason whatsoever.

El Arrendador es actualmente un fideicomiso no empresarial y transparente para efectos fiscales, y el beneficiario final de cada una de las obligaciones de pago de la Arrendataria bajo este contrato es CIBanco, S.A., Institución de Banca Múltiple, en su carácter de fiduciario de F/1622 FIBRA Macquarie México (en lo sucesivo referido como “FIBRA Macquarie México”), y, por lo tanto, mientras el Arrendador sea un fideicomiso no empresarial y transparente para efectos fiscales y el beneficiario final de cada una de las obligaciones de la Arrendataria bajo este Contrato de Arrendamiento sea FIBRA Macquarie México, el Arrendador deberá procurar que FIBRA Macquarie México emita a la Arrendataria las facturas por cada pago que reciba el Arrendador de parte de la Arrendataria en términos del presente, cumpliendo con todos los requerimientos fiscales y legales.

Landlord is currently a non-business and transparent trust for tax purposes, and the ultimate beneficiary of the payment obligations of Tenant under this agreement is CIBanco, S.A., Institución de Banca Múltiple, as trustee of F/1622 FIBRA Macquarie México (hereinafter referred to as “Macquarie Mexican REIT”), and, therefore, for so long as Landlord is a non-business and transparent trust for tax purposes and the ultimate beneficiary of the payment obligations of Tenant under this Lease Agreement is Macquarie Mexican REIT, Landlord shall procure that Macquarie Mexican REIT issues to Tenant invoices for each payment to be received by Landlord from Tenant hereunder, complying with all tax and legal requirements.

Las partes acuerdan que, en caso de que la Arrendataria decida ejercer cualquiera de las opciones de  Prórroga de conformidad con lo establecido en el Inciso 2.07 del presente Contrato de Arrendamiento, la Renta que corresponderá a cada  periodo de Prórroga será determinada por el Arrendador y la Arrendataria a partir de la fecha en la que la Arrendataria ejerza la Prórroga, pero en todos los casos a más tardar dentro de los 180 días previos a la Fecha de Vencimiento, en el entendido de que, en todos los casos la Renta deberá ser lo que resulte mayor entre la Renta vigente al momento en el que la Prórroga sea aplicable (incluyendo cualquier incremento aplicable en la Renta) y por lo menos el 95% (noventa y cinco por ciento) del valor anual de mercado de una renta para renovaciones para edificios industriales similares en Ciudad Juárez, Chihuahua multiplicado por los pies cuadrados del Edificio (la “Renta a Valor Mercado”).

The parties agree that, in the event that Tenant exercises the Renewal options pursuant to what is set in Section  2.07 of this Lease Agreement, the Rent that will be applicable for such Renewal, the Rent  shall be determined by Landlord and Tenant as of the date on which Tenant exercises the Renewal, but in any event, , at least 180 days prior to the Expiration Date, provided that, in all cases the Rent shall be the higher of the current Rent (including any applicable Rent escalations) at the time the Renewal is exercised by Tenant and at least 95% (ninety five percent) of the annual market rental rate per square foot for renewals for comparable industrial buildings in Ciudad Juarez, Chihuahua,  multiplied by the square feet of the Building (the “Market Rental Rate”).

Las partes acuerdan que el proceso para determinar el precio final de renta a valor mercado para la Prórroga será el siguiente:	The parties agree that the process for determining a final market rental rate for the Renewal will be as follows:

1.- Dentro de los 30 días naturales siguientes a la fecha en que el Arrendador reciba de la Arrendataria la notificación para ejercer la Prórroga, el Arrendador deberá proponer a la Arrendataria el precio de renta a valor mercado para ser aplicado durante la Prórroga (la “Propuesta de Renta del Arrendador”), en el entendido de que, la Arrendataria, dentro de los 30 días naturales siguientes a la recepción de la Propuesta de Renta del Arrendador (el “Término de Respuesta de la Arrendataria”), deberá ya sea (a) aceptar la Propuesta de Renta del Arrendador mediante aviso por escrito entregado al Arrendador; o (b) notificar por escrito al Arrendador una contrapropuesta del precio de renta a valor mercado a ser aplicado durante la Prórroga. En caso de que la Arrendataria no notifique al Arrendador por escrito ya sea, su aceptación a la Propuesta de Renta del Arrendador o su contrapropuesta al precio de renta a valor mercado dentro del Término de Respuesta de la Arrendataria, entonces, la Propuesta de Renta del Arrendador deberá ser considerada como aceptada por la Arrendataria.

1.- Within 30 calendar days from the date on which Landlord receives notice from Tenant exercising the Renewal, Landlord will propose to Tenant the market rental rate for purposes of such Renewal (“Landlord’s Rental Rate Proposal”), provided that, Tenant shall within the following 30 calendar days after receiving Landlord’s Rental Rate Proposal (“Tenant’s Response Term”), either (a) accept Landlord’s Rental Rate Proposal as the market rental rate through written notice delivered to Landlord or (b) notify Landlord in writing of a counterproposal of the market rental rate to be used for purposes of such Renewal. In the event that Tenant does not notify Landlord in writing of either its acceptance of Landlord’s Rental Rate Proposal or its counterproposal for the market rental rate within the Tenant’s Response Term, then Landlord’s Rental Rate Proposal shall be deemed accepted by Tenant as the market rental rate for purposes of the Renewal.

2.- En caso de que la Arrendataria entregue al Arrendador una contrapropuesta del precio de renta a ser aplicado durante la Prórroga (la “Propuesta de Renta de la Arrendataria”), el Arrendador dentro de los 30 días naturales siguientes a la recepción de la Propuesta de Renta de la Arrendataria (el “Término de Respuesta del Arrendador”), deberá ya sea (y) aceptar la Propuesta de Renta de la Arrendataria mediante aviso por escrito entregado a la Arrendataria o (z) notificar a la Arrendataria por escrito su rechazo a la contrapropuesta de la Arrendataria. En caso de que el Arrendador no notifique a la Arrendataria por escrito ya sea, su aceptación o rechazo de la Propuesta de Renta de la Arrendataria dentro del Término de Respuesta del Arrendador, entonces, la Propuesta de Renta de la Arrendataria deberá ser considerada como aceptada por el Arrendador como la Renta a Valor Mercado para la Prórroga.

2.- In the event Tenant provides Landlord a counterproposal of the Market Rental Rate for purposes of the Renewal (“Tenant’s Rental Rate Proposal”), Landlord shall within the following 30 calendar days after receiving Tenant’s Rental Rate Proposal (“Landlord’s Response Term”), either (y) accept Tenant’s Rental Rate Proposal as the Market Rental Rate through written notice delivered to Tenant or (z) notify Tenant in writing its rejection of Tenant’s Rental Rate Proposal. In the event Landlord does not notify Tenant in writing of either its acceptance or rejection of Tenant’s Rental Rate Proposal within Landlord’s Response Term, then, Tenant’s Rental Rate Proposal shall be deemed as accepted by Landlord as the Market Rental Rate for purposes of the Renewal.

3.- Si el Arrendador rechaza la Propuesta de Renta de la Arrendataria en términos del presente inciso, cada una de las partes estará obligada a designar, a su solo costo y gasto, un despacho valuador el cual deberá (i) tener una buena reputación para la realización de avalúos de inmuebles industriales en México y con por lo menos 5 (cinco) años de experiencia en avalúos industriales y de almacén en México, y (ii) llevar a cabo su valuación utilizando el estándar establecido por el IVSC (International Valuation Standards Council). Cada uno de los despachos de valuadores designados por las partes deberá enviar su propuesta de precio de Renta a Valor Mercado dentro de los siguientes 30 (treinta) días naturales a la notificación del Arrendador a la Arrendataria en términos del párrafo 2 anterior.

3.- If Landlord rejects Tenant’s Rental Rate Proposal in terms of this section, each party shall be obligated to appoint, at its own cost and expense, an appraiser firm which shall (i) have a good reputation for the performance of industrial property appraisals in Mexico and with at least 5 (five) years of experience in industrial and warehouse appraisals in Mexico, and (ii) carry out its appraisals based on the standard established by the IVSC (International Valuation Standards Council).  Each appraiser firm appointed by the parties shall provide its Market Rental Rate recommendation within the following 30 (thirty) calendar days after Landlord’s notice to Tenant in terms of subsection 2 above.

4.-  En caso de que, dentro de los siguientes 10 días naturales a la recepción de las propuestas de precio de renta a valor mercado de los respectivos despachos de valuadores del Arrendador y la Arrendataria (los “Avalúos Iniciales”), el Arrendador y la Arrendataria no hubieran logrado acordar la Renta a Valor Mercado para ser aplicada a la Prórroga, entonces los despachos de valuadores del Arrendador y la Arrendataria deberán designar a un tercer despacho de valuadores (cumpliendo con los mismos parámetros utilizados por los despachos valuadores tanto del Arrendador como de la Arrendataria) quien  dentro de los siguientes 15 días naturales a la fecha de su designación, deberá decidir cuál de los Avalúos Iniciales (ya sea la propuesta de precio de renta a valor mercado del despacho de valuadores del Arrendador o de la Arrendataria) será el precio de renta final a valor mercado de la Prórroga (la “Renta a Valor Mercado Final”).  La Renta a Valor Mercado Final será obligatoria, final y concluyente para las partes.

4.-  In the event that, within a period of 10 calendar days following receipt of  Landlord’s and Tenant’s appraiser firms’ appraisals of market rental rates (the “Initial Appraisals”), Landlord and Tenant cannot agree on the Market Rental Rate to be used for purposes of the Renewal, then, Landlord’s and Tenant’s appraiser firms shall appoint a third appraiser firm (meeting the same criteria as those set forth above for the Landlord’s and Tenant’s appraisal firms), who within the following 15 calendar days after its appointment, shall decide which of the Initial Appraisals (either Landlord´s or Tenant’s appraiser firms’ appraisals of market rental rates) shall be final market rental rate for purposes of the Renewal (the “Final Rental Rate”).  The Final Rental Rate as herein defined shall be binding, final and conclusive for the parties.

5.-  Todos los costos y gastos que deriven de la designación del tercer despacho de valuadores deberán ser compartidos en partes iguales por el Arrendador y la Arrendataria. Durante la Prórroga todos los incrementos anuales acordados bajo el presente Contrato de Arrendamiento continuarán en pleno vigor y efecto.”

5.- All costs and expenses resulting for the appointment of a third appraiser firm shall be shared equally by Landlord and Tenant.  All applicable annual escalations provided hereunder during the Term of this Lease Agreement shall remain in force and effect during the Renewal.”

TERCERA.  El Arrendador y la Arrendataria en este acto acuerdan modificar íntegramente el inciso 2.06 del Contrato de Arrendamiento para quedar el mismo redactado a partir de esta fecha como se señala a continuación:

THIRD. Landlord and Tenant hereby agree to entirely amend section 2.06 of the Lease Agreement for such to read as of this date, as indicated below:

“Inciso 2.06.  Cumplimiento con las Leyes.  La Arrendataria acuerda que en la fecha de firma del presente Contrato de Arrendamiento entregará al Arrendador copia de los documentos y/o información listada en el Anexo “F” que se adjunta al presente Contrato de Arrendamiento. Asimismo, la Arrendataria, mientras ocupe la Propiedad Arrendada, será responsable, a su propio costo y gasto, de obtener y mantener en vigor todos los certificados, autorizaciones, licencias, concesiones y/o permisos gubernamentales que las Leyes requieran para establecer y llevar a cabo sus operaciones comerciales en la Propiedad Arrendada enunciativa más no limitativamente, licencia de operación, licencia de emisiones a la atmósfera, licencia de descargas de aguas residuales, cédula de operación anual, así como el manifiesto de impacto ambiental; la Arrendataria entregará copia de dichos certificados, autorizaciones, licencias, concesiones y permisos al Arrendador dentro de un plazo de 5 (cinco) Días Hábiles después de haber recibido por parte de las autoridades correspondientes dichos certificados, autorizaciones, licencias, concesiones y/o permisos que sean requeridos para establecer y llevar a cabo las operaciones de la Arrendataria en la Propiedad Arrendada, incluyendo sin limitar la licencia de operación.  Asimismo, la Arrendataria deberá entregar al Arrendador toda aquella información requerida por el Arrendador a fin de dar cumplimiento con las Leyes, incluyendo sin limitar, cualquier regulación o disposición relacionada con Lavado de Dinero (“AML”); en el entendido que, en caso de que dicha información AML entregada al Arrendador cambie, la Arrendataria deberá dentro de los 3 Días Hábiles siguientes a dicho cambio, entregar al Arrendador la información correspondiente a dicho cambio.

“Section 2.06.  Compliance with Laws. Tenant agrees to deliver Landlord on the date hereof copy of the documents and/or information listed on Exhibit “F” attached hereto. Likewise, during the time Tenant occupies the Leased Property, Tenant shall be liable, at its own cost and expense, for obtaining and maintaining in full force and effect all certificates, authorizations, licenses, concessions and/or governmental permits that are required by the Laws to establish and to carry out Tenant’s business operations in the Leased Property including without limitation, operation license, atmosphere emissions license, wastewater discharge license, annual operation license, declaration of environmental impact;  Tenant shall deliver a copy of said certificates, authorizations, licenses, concessions and permits to Landlord within five (5) Business Days after receiving from the corresponding authorities such certificates, authorizations, licenses, concessions, authorizations and/or governmental permits that are required to establish and carry out Tenant’s operations in the Leased Property, including without limitation operation license.  Likewise, Tenant shall deliver to Landlord all information required by Landlord in order to comply with the Laws, including without limitation any Anti Money Laundering (“AML”) regulations; provided that, in the event that such AML information delivered to Landlord changes, Tenant, within the following three (3) Business Days of such change, shall deliver to Landlord the information related to such change.

Adicionalmente, la Arrendataria declara, garantiza, se compromete y acuerda que en todo momento:	In addition to the foregoing, Tenant represents, warrants, undertakes and agrees that at all times:

(a)La Arrendataria llevará a cabo sus operaciones de manera ética y de conformidad con las Leyes, incluyendo sin limitar, leyes que prohíban el soborno y el lavado de dinero (las “Leyes Anticorrupción”), leyes que requieran el cumplimiento con legislación fiscal local, regulaciones relacionadas con la importación y exportación y con el pago de cuotas aduanales y derechos aplicables (las “Leyes de Importación/Exportación”) y leyes de derechos humanos (las “Leyes de Derechos Humanos”).

(a) Tenant will conduct its operations ethically and in accordance with all Laws, including but not limited to laws that prohibit commercial bribery, payments to government officials, and money laundering (the “Anti-Corruption Laws”), laws requiring compliance with local tax laws, import/export regulations and payment of applicable customs and duties (the "Import/Export Laws") and human rights laws ("Human Rights Laws").

(b)La Arrendataria y sus directores, funcionarios, empleados, agentes, subcontratistas y representantes estarán familiarizados con y deberán cumplir en todos sus aspectos con las Leyes Anticorrupción, las Leyes de Importación/Exportación, Leyes de AML y Leyes de Derechos Humanos.

(b)Tenant and its directors, officers, employees, agents, subcontractors and representatives are familiar with, and will comply in all respects with, Anti-Corruption Laws, Import/Export Laws, AML Laws and Human Rights Laws.

(c)Ni la Arrendataria ni sus directores, funcionarios, empleados, agentes, subcontratistas o representantes autorizarán o realizarán ningún pago o regalo o ofrecerán o prometerán ningún pago o regalo de ninguna naturaleza, ya sea directa o indirectamente, en relación con este Contrato de Arrendamiento o con la Propiedad Arrendada a:

(c)Neither the Tenant nor its directors, officers, employees, agents, subcontractors or representatives will authorize or make any payments or gifts or any offers or promises of payments or gifts of any kind, directly or indirectly, in connection with this Lease Agreement or the Leased Property to:

(i)ningún funcionario gubernamental para influenciarlo para la obtención de o realización de algún negocio o asegurar alguna ventaja ilegal; o	(i)any government official to influence the official for the purpose of obtaining or retaining business or securing some other improper advantage; or

(ii) ningún empleado de una empresa privada para efecto de inducirlo ilegalmente para obtener una ventaja competitiva; y	(ii) any employee of a private company in order to improperly induce that employee to provide any competitive advantage; and

(d) ni la Arrendataria ni ninguno de sus empleados, agentes, subcontratistas o representantes es un funcionario de gobierno, incluyendo sin limitar, un oficial o empleado de cualquier gobierno, un funcionario de un partido político, o candidato a un puesto público, o director, funcionario, empleado o “afiliado” (según dicho término se define en el U.S. Securities Exchange Act of 1934) de una dependencia gubernamental. La Arrendataria entiende que para efectos del presente inciso, “funcionario de gobierno” puede incluir un empleado o funcionario de una empresa comercial o Universidad o instituto de educación superior en la cual un órgano de gobierno tenga alguna participación o ejerza algún control sobre las actividades de dicha empresa, así como funcionarios y empleados de organizaciones públicas internacionales.”

(d) neither the Tenant nor any of his employees, agents, subcontractors or representatives is a government official, including without limitation an official or employee of any government, an official of a political party, or a candidate for political office, or a director, officer, employee, or “affiliate” (as defined in regulations under the U.S. Securities Exchange Act of 1934) of a government department.  The Tenant understands that for purposes of this section, a "government official" may include an employee or official of a commercial entity or a university or institute of higher learning in which a government body has an ownership interest or exerts control over the activities of such entity, as well as officials and employees of public international organizations.”

CUARTA. El Arrendador y la Arrendataria acuerdan en este acto eliminar el Inciso 3.01 de la Cláusula Tercera del Contrato de Arrendamiento.	FOURTH. Landlord and Tenant hereby agree to delete Section 3.01 of the Third Clause of the Lease Agreement.

QUINTA. El Arrendador y la Arrendataria en este acto acuerdan modificar el Inciso 3.03 del Contrato de Arrendamiento, para quedar éste redactado a partir de esta fecha, como sigue:	FIFTH. Landlord and Tenant hereby agree to amend Section 3.03 of the Lease Agreement so that such section shall be read as of this date, as follows:

“Inciso 3.03. Pagos Adicionales, Reparaciones y Mantenimiento.	“Section 3.03. Additional Payments, Repairs and Maintenance.

Pagos Adicionales.  Además de la Renta, la Arrendataria pagará al Arrendador todos los Impuestos, Seguros y Cargos de GOE (según se definieron dichos términos en la Cláusula Primera del Contrato de Arrendamiento), más el IVA correspondiente, como sigue:

Additional Payments.  In addition to the Rent, Tenant shall pay Landlord all Taxes, Insurance and POE Charges (as such terms are defined in the First Clause of the Lease Agreement), plus applicable VAT, as follows:

(a) Impuestos según estos quedaron definidos en la Cláusula Primera del presente.	(a) Taxes as such were defined in the First Clause hereunder.

(b) Seguros.  Incluirán, entre otros, todas las pólizas de seguros para la Propiedad Arrendada pagadas por el Arrendador pero que serán reembolsadas por la Arrendataria como se prevé en este Contrato de Arrendamiento, incluyendo, entre otros, primas, coaseguros y deducibles (en lo sucesivo denominados los “Seguros”).  Además, en caso de que el uso de la Arrendataria de la Propiedad Arrendada resulte en un incremento en las primas para los Seguros del Arrendador, la Arrendataria pagará al Arrendador, a solicitud, como Pago Adicional, un monto igual a dicho incremento en las primas.  Los pagos de los Seguros serán adicionales a todas las primas de seguros que la Arrendataria esté obligada a contratar conforme al Inciso 3.07 de este Contrato de Arrendamiento.

(b) Insurance.  Insurance shall include, without limitation, all insurance policies in connection with the Leased Property, paid by Landlord but that must be reimbursed by Tenant as provided hereunder, including without limitation, any premiums, co-insurances and deductibles (hereinafter referred to as “Insurance”).  In addition thereto, in the event Tenant’s use of the Leased Property shall result in an increase in the premiums for any Landlord’s Insurance, Tenant shall pay to Landlord, upon demand, as Additional Payment, an amount equal to such increase in premiums.  Such payments of Insurance shall be in addition to all premiums of insurance which Tenant is required to carry pursuant to Section 3.07 of this Lease Agreement.

(c) GOE. Los cargos por mantenimiento según quedaron definidos éstos en la Cláusula Primera del presente.	(c) POE. Property operating expenses as these were defined in the First Clause hereunder.

(d) Liquidación de Montos Adicionales.  El Arrendador tendrá el derecho a facturar a la Arrendataria en forma mensual, trimestral o en cualquier otra, los Impuestos, Seguros y gastos de GOE a pagar por la Arrendataria conforme a este Contrato de Arrendamiento, más el IVA correspondiente; la Arrendataria pagará al Arrendador, como Pagos Adicionales, los montos que se le facturen en un plazo de 30 (treinta) días después de recibir la factura pertinente; en el entendido de que el efectivo que la Arrendataria pague con antelación al Arrendador no devengará intereses.  Después del cierre anual de cada ejercicio fiscal, el Arrendador entregará un estado a la Arrendataria que contendrá la diferencia entre los  Impuestos, Seguros y/o gastos de GOE reales y el monto total de los pagos mensuales realizados por la Arrendataria al Arrendador.  Dentro de un plazo de 30 (treinta) días después de recibir dicho estado, la Arrendataria pagará al Arrendador el monto total de cualquier diferencia entre las obligaciones reales de la Arrendataria menos el monto total de los pagos realizados previamente de  Impuestos, Seguros y/o GOE.  En caso de que los pagos de la Arrendataria excedan las obligaciones reales, el Arrendador le reembolsará el excedente o lo acreditará contra las próximas obligaciones de Pagos Adicionales mensuales.

(d) Payment of Additional Amounts.  Landlord shall have the right to invoice Tenant monthly, quarterly, or otherwise from time to time, Taxes, Insurance and POE expenses payable by Tenant under this Lease Agreement plus applicable VAT; and Tenant shall pay to Landlord, as Additional Payments, those amounts for which Tenant is so invoiced within thirty (30) days after receipt of said invoice; provided that, any monies paid in advance to Landlord by Tenant shall not accrue interest thereon.  Following the end of each property fiscal year, Landlord shall deliver a statement to Tenant setting forth the difference between Tenant’s actual Taxes, Insurance and/or POE expenses and the total amount of monthly payments paid by Tenant to Landlord.  Within thirty (30) days after receipt of said statement, Tenant shall pay to Landlord the full amount of any difference between Tenant’s actual obligation less the total amount of Tenant’s payments previously paid of Taxes, Insurance and/or POE.  In the event Tenant’s payments exceed Tenant’s actual obligation, Landlord shall either refund the overpayment to Tenant or credit said overpayment against Tenant’s next monthly Additional Payment obligation(s).

Si la Arrendataria no cumpliere con la liquidación oportuna de los Pagos Adicionales, entonces pagará al Arrendador un cargo por intereses de penalización igual a 0.5% del monto total de cada uno de los Pagos Adicionales, según corresponda, por cada día de incumplimiento en dichos Pagos Adicionales.

If Tenant defaults in the timely payment of any Additional Payments, then Tenant shall pay to Landlord a penalty interest charge equal to 0.5% of the total amount of each of the Additional Payments, as applicable, per each day of default in any of such Additional Payments.

El Arrendador mantendrá registros completos y precisos de todos los Impuestos, Seguros y gastos de GOE que hubiere pagado y que deban ser reembolsados por la Arrendataria como se prevé en este Contrato de Arrendamiento en relación con la Propiedad Arrendada.

Landlord shall maintain complete and accurate records of all Taxes, Insurance and POE expenses paid by Landlord that must be reimbursed by Tenant as provided herein in connection with the Leased Property.

Derecho de Inspección. Dentro de los 90 (noventa) días siguientes a cada año del arrendamiento, el Arrendador proporcionará a la Arrendataria una declaración (la “Declaración”) en la cual se establezca la cantidad real de Impuestos, Seguros y/o gastos GOE del año anterior (el “Período de Revisión”) así como cualquier diferencia entre dichas cantidades reales y los pagos estimados hechos por la Arrendataria para dicho período. La Arrendataria tendrá la oportunidad de contratar los servicios de una empresa independiente de servicios de contabilidad pública para revisar la información de soporte del Arrendador para dichos gastos durante el Período de Revisión para verificar que dichos gastos se encuentren adecuadamente documentados y calculados de conformidad con los términos y disposiciones de este Contrato de Arrendamiento y la ley aplicable, incluyendo, sin limitación, el cumplimiento de cualquier cap o limitación a dichos gastos. Una vez recibida la notificación de que la Arrendataria ha contratado los servicios de dicha empresa, el Arrendador deberá, dentro de los siguientes 30 (treinta) días, proporcionar a la Arrendataria información de soporte  (la “Documentación”) para justificar los diversos gastos y cálculos establecidos en la Declaración. La Arrendataria hará que dicha empresa de contabilidad y sus agentes y em pleados mantengan toda la información contenida en la Declaración y en la Documentación del Arrendador en estricta confidencialidad. La Arrendataria podrá, dentro de los 30 (treinta) días siguientes a la recepción de la Documentación, notificar al Arrendador por escrito (la “Notificación de Controversia”) que la Arrendataria disputa cualquier cantidad incluida en la Declaración. La falta de la Arrendataria de entregar la Notificación de Controversia dentro de los 30 (treinta) días siguientes a la recepción de la Documentación se entenderá como la aprobación de la Arrendataria de la Declaración, y la Arrendataria a partir de entonces renuncia a su derecho de disputar las cantidades incluidas en dicha Declaración. Después de la presentación de una Notificación de Controversia, la empresa de contabilidad de la Arrendataria proporcionará una certificación de que ciertos gastos establecidos en la Declaración eran inexactos y excesivos, y en caso de ausencia de evidencia por parte del Arrendador o sus contadores de dichos gastos en controversia, el Arrendador deberá, a elección de la Arrendataria, reembolsar dichos gastos excesivos a la Arrendataria o proporcionar un crédito contra la Renta. Si dicho exceso excede de 5% (cinco por ciento) de los gastos reales para el Período de Revisión, entonces el costo de los contadores y el costo de la mencionada certificación deberá ser pagada por el Arrendador. La Arrendataria acuerda que lo establecido en este inciso será el único método que podrá ser utilizado por la Arrendataria para disputar cualquier cantidad de cualesquier gastos pagaderos por la Arrendataria de conformidad con lo establecido en este Contrato de Arrendamiento y en este acto renuncia cualquier otro derecho que pueda tener por ley en relación con este asunto.

Inspection Right.  Within 90 (ninety) days after the end of each lease year, Landlord will furnish to Tenant a statement (“Statement”) setting forth the actual amount of Tenant’s Taxes, Insurance and/or POE expenses for the preceding year (“Review Period”) as well as any difference between such actual amounts and the estimated payments made by Tenant for such period.  Tenant shall have the opportunity to engage the services of an independent certified public accounting firm to examine Landlord’s supporting documentation for such expenses during the Review Period to verify that such expenses are properly documented and calculated in accordance with the terms and provisions of the Lease Agreement and applicable law, including, without limitation, compliance with any caps or limitation on any such expenses. Upon notice to Landlord that Tenant has engaged the services of such firm, Landlord shall, within 30 (thirty) days, provide to Tenant supporting documentation (“Documentation”) to substantiate the various expenses and calculations set forth in the Statement. Tenant shall cause such accounting firm and its agents and employees to maintain all information contained in the Statement and in Landlord's Documentation in strict confidence.  Tenant may, within 30 (thirty) days after receipt of the Documentation, notify Landlord in writing ("Dispute Notice") that Tenant disputes any amounts in the Statement. Tenant's failure to deliver the Dispute Notice within 30 (thirty) days after receipt of the Documentation shall be deemed to constitute Tenant's approval of the Statement and Tenant thereafter waives the right or ability to dispute the amounts set forth in such Statement. Following the submission of a Dispute Notice, Tenant’s accounting firm will provide a certification that certain expenses set forth in the Statement were inaccurate and overstated, and in the event of absent substantiation for such challenged expenses from Landlord or its accountants, Landlord shall refund such overstated amount to Tenant or provide a credit against Rent, at Tenant’s option.  If such overstatement exceeds 5% (five percent) of the actual expenses for such Review Period, then the cost of the accountant and the cost of such certification shall be paid for by Landlord.  Tenant agrees that the provisions established in this section shall be the sole method to be used by Tenant to dispute the amount of any expenses owed by Tenant pursuant to the terms of this Lease Agreement, and Tenant hereby waives any other rights at Laws relating thereto.

Reparaciones y Mantenimiento.	Repairs and Maintenance.

(A) Obligaciones del Arrendador.	(A) Landlord’s Obligations.

a. Obligaciones No Reembolsables del Arrendador.  El Arrendador, a su solo costo y gasto, y debido al uso y desgaste normales del Edificio, deberá conservar, reparar y reemplazar los cimientos y losas, la estructura de muros y techos del Edificio, incluyendo muros exteriores y de carga, toda la tubería subterránea (excepto por los desagües tapados), componentes estructurales  del pavimento del patio de maniobras, el estacionamiento y accesos, y pasillos de la Propiedad Arrendada (excluyendo pavimentación de asfalto),  siempre y cuando las reparaciones no sean atribuibles a culpa, negligencia o conducta dolosa de la Arrendataria o sus representantes, empleados, contratistas, subcontratistas, funcionarios, proveedores, invitados y licenciatarios, en cuyo caso la Arrendataria será responsable de cualquier reemplazo o reparación.  Todas las reparaciones y reemplazos a ser realizados o llevados a cabo por el Arrendador deberán ser realizados en forma profesional y correcta de conformidad con las Leyes y parámetros de la industria para cada tipo de sistema, equipo o mejora y las disposiciones de este Contrato de Arrendamiento, y tendrán al menos la misma calidad y diseño original de sistema, equipo o mejoras.

a. Landlord’s Non Reimbursable Obligations.  Landlord, at its sole cost and expense, and due to the Building’s normal wear and tear, shall keep, repair and replace the foundations and slabs, wall structure, and roof structure of the Building, including exterior and load-bearing walls, all below-ground plumbing (except for clogged drains), structural components of all parking facilities, driveways, truck ways, sidewalks and passageways (excluding asphalt paving), provided that such repairs or replacements are not imputable to the fault, negligence, or willful misconduct of Tenant or its agents, employees, contractors, subcontractors, officers, suppliers, invitees, and licensees, in which case Tenant shall be responsible for any required repair or replacement. All repairs and replacements to be made or performed by Landlord shall be performed in a good and workmanlike manner in accordance with the Laws and industry standards for each kind of system, equipment or improvement and the provisions of this Lease Agreement and shall be of at least the same quality and character as the original system, equipment or improvement.

b. Obligaciones Reembolsables del Arrendador. El Arrendador, a costo y gasto de la Arrendataria, también será responsable de realizar todas las reparaciones no estructurales a la Propiedad Arrendada, el Edificio para cumplir con las Leyes (diferentes a aquellas que de acuerdo con el presente Contrato  de Arrendamiento sean obligación de la Arrendataria realizar) o que sean apropiados para la operación continua de la Propiedad Arrendada o el Edificio de acuerdo con lo señalado en el presente Contrato de Arrendamiento, y cualesquiera otros gastos documentados en los que incurra el Arrendador para la Propiedad Arrendada incluyendo, mantenimiento o reparaciones del laminado del techo o de la membrana del techo,  reparación y mantenimiento del aislamiento del techo, mantenimiento del techo, incluyendo asegurar la impermeabilidad, limpieza y pintura del techo, llevar a cabo inspecciones anuales por parte de un consultor del Arrendador, reparaciones y mantenimiento de las canaletas y ductos de drenaje pluvial del Edificio. El Arrendador también será responsable de la pintura exterior, así como del pago de todos los costos, gastos, cargos y valoraciones  de asociaciones a los cuales la Propiedad Arrendada esté sujeto incluyéndolas cuotas del Parque Industrial, en caso de ser aplicable. Lo anterior estará sujeto a la obligación de la Arrendataria para reembolsar al Arrendador por dicho trabajo o costos (GOE, según se describe en el presente Contrato de Arrendamiento).

b.  Landlord’s Reimbursable Obligations: Landlord, at Tenant’s cost and expense, will also be responsible for carrying out all non-structural repairs, to the Leased Property or the Building in order to comply with Laws (other than those expressly required herein to be made by Tenant) or that are appropriate to the continued operation of the Leased Property or the Building as provided in this Lease Agreement, and all other documented expenses incurred by Landlord for or on behalf of the Leased Property including  maintaining or repairing roof laminate or roof membrane, repairs and maintenance of roof insulation, maintenance of the roof, including ensuring roof water tightness, cleaning and painting of the roof, performance of an annual roof inspection by Landlord’s consultant, repairs and maintenance of rain drainage gutters and pipelines of the Building. Landlord shall also be responsible for exterior painting, as well as for paying all costs, expenses, charges or assessments related to any association to which the Leased Property is subject including Industrial Park fees, if applicable.  All of the above is subject to Tenant’s obligation to reimburse Landlord for such work or expense (POE, as hereinbefore described).

La Arrendataria conviene en notificar de inmediato al Arrendador de cualquier condición defectuosa o desperfecto que sea de su conocimiento y que el Arrendador esté obligado a reparar y el Arrendador deberá proceder con diligencia y sin demora injustificada, siempre y cuando dichas reparaciones no sean imputables a la Arrendataria, sus empleados, contratistas, subcontratistas, proveedores, oficiales, invitados y licenciatarios por culpa, negligencia o mala fe; en cuyo caso la Arrendataria será responsable de dicha condición defectuosa o falla; en el entendido que, la Arrendataria será responsable, a su costo y gasto, de realizar cualquier reparación necesaria de cualquier componente no estructural, y el Arrendador, a  costo y gasto de la Arrendataria, realizará la reparación de cualquier componente estructural, con excepción de los comprendidos dentro de las Obligaciones No Reembolsables del Arrendador. La Arrendataria deberá otorgar al Arrendador, sus empleados y contratistas acceso a la Propiedad Arrendada durante Días Hábiles y horas hábiles solicitado mediante aviso con al menos dos días hábiles de anticipación  para realizar los trabajos de reparación de acuerdo a lo señalado en el presente inciso; no obstante lo anterior, el

Arrendador no será responsable por cualquier daño, pérdida, reclamación, acción legal, multa, sanción o siniestro a la Propiedad Arrendada, la Arrendataria, sus agentes, empleados, contratistas, subcontratistas, oficiales, proveedores, invitados, licenciatarios y/o el equipo de la Arrendataria que resulten de una condición defectuosa que el Arrendador este obligado a reparar o reemplazar si la Arrendataria no proporcionó al Arrendador acceso a la Propiedad Arrendada.

Tenant agrees to notify Landlord promptly of any defective condition or disrepair known to Tenant which Landlord is obligated to repair, and Landlord shall proceed to make the repairs diligently and without unjustified delay; provided that such faulty condition is not attributable to the fault, negligence, or willful misconduct of Tenant or its agents, employees, contractors, subcontractors, officers, suppliers, invitees, and licensees; in which case Tenant shall be responsible for such defective condition or disrepair; in the understanding that Tenant shall be responsible, at its own cost and expense, to perform any required repair of non-structural component, and Landlord shall, at Tenant’s cost and expense,  perform any required repair of any structural component with exception of Landlord’s Non Reimbursable Obligations. Tenant shall grant Landlord, its employees and contractors access to the Leased Property during Business Days and hours, which access was requested with at least two business days notice in order to carry out repair works pursuant to this Section; notwithstanding the foregoing, Landlord shall not be responsible for any damage, loss, claim, legal action, fine, sanction or casualty to the Leased Property, Tenant, Tenant’s agents, employees, contractors, subcontractors, officers, suppliers, invitees, and licensees, and/or Tenant’s equipment as a result of the any defective condition that Landlord is obligated to repair or replace if Tenant did not provide Landlord with access to the Leased Property.

Salvo lo dispuesto en el presente Contrato de Arrendamiento, el Arrendador no estará obligado a proporcionar mantenimiento, reparaciones, o cualquier otro servicio adicional a la Arrendataria o a la Propiedad Arrendada, incluyendo sin limitar todo lo relacionado al HVAC (calefacción, ventilación y aire acondicionado).

Except as provided herein, Landlord shall not be obligated to provide any additional maintenance, repairs, or services to Tenant or the Leased Property, including without limitation anything related to HVAC Systems (Heat, Ventilation and Air Conditioning).

Las Obligaciones Reembolsables del Arrendador estarán sujetas a los términos y condiciones de los reembolsos de los Pagos Adicionales.	Landlord's Reimbursable Obligations shall be subject to the terms and conditions related to the reimbursement of the Additional Payments herein.

(B) Obligaciones de la Arrendataria.  Excepto por las obligaciones del Arrendador antes previstas, la Arrendataria, a su costo y gasto exclusivos, mantendrá, reparará, reemplazará y conservará (excluyendo las Obligaciones Reembolsables del Arrendador) la Propiedad Arrendada, así como todo el equipo y todos los elementos fijos en el mismo, incluyendo, entre otros, juntas de pisos, selladores epóxicos relacionados con losas de pisos y muros, tubería expuesta, todos los sistemas, elementos fijos, calefacción, aire acondicionado, eléctricos, de gas, agua, drenaje y otros similares, sistemas de HVAC (Calefacción y Aire Acondicionado) y cualquier transformador eléctrico, mobiliario y equipo así como el mantenimiento del interior de la Propiedad Arrendada (incluyendo muros interiores, cubiertas de techos y pisos), muros exteriores (excluyendo la pintura de los muros exteriores la cual deberá ser realizada por el Arrendador y reembolsada por la Arrendataria), mantenimiento a las plataformas de acceso y cualquier otro equipo de carga,  vidrios de ventanas, carcasa de ventanas y umbrales, áreas de carga y plataformas de acceso, escaleras exteriores, puertas de acceso, marcos de las puertas (tanto afuera como adentro), azulejo del techo, y letreros de la Arrendataria en el exterior del Edificio en buenas condiciones de orden y funcionamiento (incluyendo realizar las reparaciones necesarias) y de conformidad con todas las Leyes, disponer de residuos de su producción, proporcionar remoción de residuos, disposición de residuos normales de oficina y residuos de comida, proporcionar sus propios servicios de limpieza. La Arrendataria deberá mantener la Propiedad Arrendada en buenas condiciones y en orden, y hará los acuerdos y pagará por el retiro completo de basura y desechos.

(B) Tenant’s Obligations. Except for Landlord’s obligations set forth above, Tenant, at its sole cost and expense, shall keep, repair, replace and maintain the Leased Property and all fixtures and equipment therein, including, without limitation,  the floor joints, epoxy seals relating to floor slabs and walls, above ground plumbing, heating, air-conditioning, electrical, gas, water, sewage and similar systems, HVAC systems (Heat, Ventilation and Air Conditioning) and any electric transformers,  fixtures and equipment as well as the maintenance of the interior of the Leased Property (including interior walls, ceiling and floor coverings), maintenance and repairs of dock leveler and all other dock equipment, exterior walls (excluding exterior wall  painting, which shall be performed by Landlord and reimbursed by Tenant), window glass, windows casing and sills, loading docks, exterior steps, entrance doors, door jambs (both inside and outside), ceiling tile and signs of Tenant on the outside of the Building in good repair, order, and condition (including making replacements as necessary) and in accordance with all Laws, dispose of its production waste, provide waste removal and disposal for normal office garbage and food waste, provide its own janitorial services. Tenant shall keep the Leased Property clean and in good order and shall arrange and pay for all garbage and refuse removal.

La Arrendataria, sus agentes, empleados, contratistas, subcontratistas, oficiales, invitados y/o licenciatarios no accederá al techo del Edificio, con excepción del mantenimiento y/o reparaciones que la Arrendataria dará al equipo de calefacción y aire acondicionado (HVAC); en el entendido de que, dicho acceso será a su propio costo, riesgo y gasto. La Arrendataria no colocará ni mantendrá equipo u otros elementos en el techo sin la autorización por escrito del Arrendador, la cual puede ser otorgada o negada a entrega discreción del Arrendador.

Tenant, Tenant’s agents, employees, contractors, subcontractors, officers, suppliers, invitees, and licensees shall not access or enter upon the roof of the Building except to maintain and/or repair the heat, ventilation and air conditioning (HVAC); provided that, such access shall be at Tenant’s sole cost, risk and expense. Tenant shall not place or maintain any equipment or other items on the roof, without Landlord’s consent, which Landlord may grant or withhold at its sole and absolute discretion.

Todas las reparaciones, mantenimiento y reemplazos a ser realizados por la Arrendataria deberán ser en forma profesional y correcta de conformidad con las Leyes, parámetros de la industria para cada tipo de sistema, equipo o edificio y las disposiciones de este Contrato de Arrendamiento, y tendrán al menos la misma calidad y diseño que el trabajo o elemento original.  La Arrendataria, a su gasto, celebrará un contrato de mantenimiento para el sistema de HVAC (Calefacción y Aire Acondicionado)  y el transformador eléctrico que dan servicio a la Propiedad Arrendada y, a solicitud del Arrendador, celebrará contratos de mantenimiento para otros sistemas que dan servicio a la Propiedad Arrendada, en cada caso con un contratista razonablemente aprobado por el Arrendador; en el entendido de que, dicha solicitud del Arrendador, ya sea con respecto a uno o a todos los sistemas, no deberá constituir una renuncia o liberación de la Arrendataria de alguna de las obligaciones de la Arrendataria bajo el presente Contrato de Arrendamiento.  En caso de que la Arrendataria no cumpla con esta obligación como se mencionó, además de los otros derechos y recursos, el Arrendador tendrá el derecho a entrar a la Propiedad Arrendada y subsanar el incumplimiento en cualquier momento sin notificación, en cuyo caso, la Arrendataria pagará al Arrendador el costo del mismo cuando se solicite.

All repairs, maintenance and replacements to be made or performed by Tenant shall be performed in a good and workmanlike manner in accordance with the Laws, industry standards for each kind of system, equipment or building and the provisions of this Lease Agreement and shall be at least the same quality and design as the original work or item. Tenant shall, at Tenant’s expense, enter into a maintenance contract with respect to the HVAC system (Heat, Ventilation and Air Conditioning) and the electric transformers serving the Leased Property and, at Landlord’s request, shall enter into maintenance contracts with respect to other systems serving the Leased Property, in each case with a contractor reasonably approved by Landlord,  provided that this request by Landlord either with respect to one system or all systems, shall not constitute a waiver or release of Tenant from any of Tenant’s obligations hereunder. In the event that Tenant fails to comply with its obligations as aforesaid, in addition to its other rights and remedies hereunder, Landlord shall have the right to enter the Leased Property and cure such failure at any time without any notice, in which event Tenant shall repay to Landlord the cost thereof upon demand.

La Arrendataria no será responsable por el costo de reparaciones, reconstrucciones y/o restauraciones de la Propiedad Arrendada derivadas de algún siniestro cubierto por las pólizas de seguro establecidas en el Inciso 3.07 del presente, siempre y cuando dicho siniestro no haya sido causado a consecuencia de la culpa o negligencia de la Arrendataria, sus empleados, representantes, proveedores, contratistas, subcontratistas o visitantes. No obstante lo anterior, la Arrendataria será responsable del pago de dicho siniestro cuando el mismo haya sido causado a consecuencia de la culpa o negligencia de la Arrendataria, sus empleados, representantes, proveedores, contratistas, subcontratistas o visitantes y la compañía de seguros no cubriere la indemnización correspondiente por causas imputables a la Arrendataria.

Tenant shall not be responsible for the cost of repairs, reconstruction and/or restorations of the Leased Property in connection with any casualty covered by the insurance policies established in Section 3.07 hereof, as long as such casualty was not caused by fault or negligence of Tenant, its employees, representatives, suppliers, contractors, subcontractors or visitors. Notwithstanding the foregoing, Tenant will be responsible for the cost of repairs, reconstruction and/or restorations of the Leased Property in connection with any casualty caused by fault or negligence of Tenant, its employees, representatives, suppliers, contractors, subcontractors or visitors and the insurance company refuses to indemnify due to causes attributable to Tenant.

SEXTA. El Arrendador y la Arrendataria en este acto acuerdan modificar el inciso 3.07 para que el mismo quede redactado a partir de esta fecha, como se señala a continuación:	SIXTH. Landlord and Tenant hereby agree to amend section 3.07 for such to read as of this date, as indicated below:

“Inciso 3.07. Seguros.	“Section 3.07. Insurance.

(A) Durante el Término de este Contrato el Arrendador contratará y mantendrá en vigor pólizas de seguro que cubran la Propiedad Arrendada, que serán reembolsadas por la Arrendataria, con la cobertura y las características que se mencionan a continuación; en el entendido de que en caso de que la Arrendataria no reembolse oportunamente los montos mencionados, entonces pagará al Arrendador un cargo por intereses de penalización equivalente a 0.5% del monto total a ser reembolsado, por cada día de demora hasta su reembolso.

(A) During the Term of this Lease Agreement, Landlord will obtain and maintain in force and effect insurance policies covering the Leased Property, which shall be reimbursed by Tenant, with the coverage and characteristics referred to hereinafter; provided that, in the event that Tenant fails to timely reimburse the above mentioned amounts, then, Tenant shall pay Landlord a penalty interest charge equivalent to 0.5% of the total amount to be reimbursed, per each day of delay until reimbursement of the same.

(1) Seguros contra Todo Riesgo – Edificio del Arrendador.  Los seguros contra Todo Riesgo que cubran el Edificio contra pérdidas o daños por incendios, rayos, explosiones, erupciones volcánicas, huelgas, eventos hidrometeorológicos (inundaciones, huracanes, tormentas, granizo, etc.), temblores, revueltas, daños de aeronaves y vehículos, daños por humo, vandalismo, daños en propiedad ajena realizados intencionalmente, incluyendo, entre otros, daños a cimientos, retiro de basura y otros riesgos que ahora o en el futuro abarque una póliza de cobertura ampliada en México, y los riesgos que estén cubiertos por un monto igual al valor total de reemplazo del Edificio; en el entendido de que dicho valor se ajustará anualmente en forma que represente en todo momento el costo total de reemplazo del Edificio.  Esta póliza deberá incluir una renuncia a subrogación contra la Arrendataria.

(1) All Risk Insurance – Landlord’s Building. All Risk insurance covering the Building against loss or damage by fire, lightning, explosion, volcanic eruptions, strikes, hydro-meteorological events (flood, hurricanes, windstorm, hail, etc.), earthquake, riot, damage from aircraft and vehicles, smoke damage, vandalism, malicious mischief, including, but not limited to, damage to the foundations, rubbish removal and any other risks now or hereafter embraced by an extended coverage policy in Mexico, and such other risks as are covered in an amount equal to the full replacement value of the Building; provided that, such value shall be annually adjusted in such form to represent at all times the total replacement cost of the Building.  This policy shall include a waiver of subrogation against Tenant.

(2) La cobertura de Pérdida de Rentas para las obligaciones de renta de la Arrendataria conforme a este Contrato de Arrendamiento o utilidades brutas del negocio de la Arrendataria por un periodo de 1 (un) año y en su caso, también incluirán la cobertura para Maquinaria y Equipo para maquinaria y equipo propiedad del Arrendador instalados en el Edificio.

(2) Loss of Rents coverage for rent obligations of Tenant hereunder or gross profit of business of Tenant for a period of one (1) year and, if applicable, will also include Machinery and Equipment coverage for Landlord-owned machinery and equipment installed in the Building.

(3) Cobertura de responsabilidad civil por un monto igual a $5,000,000.00 Dólares.	(3) Civil liability coverage for an amount equal to $5,000,000.00 Dollars.

(4) De ser aplicable a las operaciones de la Arrendataria, cobertura para daños o pérdidas provocados por la operación defectuosa de una caldera (o compresor) y/o la explosión interna de una caldera de alta presión (compresor).

(4)  If applicable to Tenant's operations, coverage for damages or losses caused by the defective operation of a boiler (or compressor) and/or the internal explosion of a high pressure boiler (compressor).

(5) Coaseguro del 0%.	(5) Co-insurance of 0%.

(6) El deducible será igual o menor que $25,000.00 Dólares.	(6) Deductible to be equal to or less than $25,000.00 Dollars.

(B) Compañías de Seguros. Todos los seguros se contratarán con compañías de prestigio autorizadas para realizar operaciones en México de conformidad con las Leyes aplicables.	(B) Insurance Carriers. All insurance shall be placed with reputable companies licensed to do business in Mexico, in accordance with applicable Laws.

(C) Agravante de Riesgos.  La Arrendataria no realizará actos en la Propiedad Arrendada ni almacenará objetos en el mismo, excepto como lo permitan ahora o en el futuro los departamentos de bomberos, consejos de aseguradoras de incendios u organizaciones de clasificación de seguros competentes u otras autoridades competentes, y solo entonces por la cantidad y en la forma de almacenamiento que no incrementen la tarifa existente, no afecten adversamente ni den lugar a cancelación, de las pólizas de seguro que cubren la Propiedad Arrendada.  Durante el Término, la Arrendataria notificará oportunamente a su compañía aseguradora y al Arrendador de cualquier condición agravante de riesgos (incluyendo, entre otros, cambios del giro de la Arrendataria en la Propiedad Arrendada, el uso de Materiales Peligrosos y/o Materiales Peligrosos Prohibidos, el establecimiento de almacenes fiscalizados, etc.).

(C) Risk Aggravation. Tenant shall not carry out any act in the Leased Property or store any object therein except as now or hereafter permitted by any fire department, board of fire underwriters, or insurance rating organization having jurisdiction or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the existing rate of, or adversely affect, or cause a cancellation of, any insurance policies covering the Leased Property. During the Term, Tenant shall notify in a timely manner to his insurance company and to Landlord, about any risk aggravation condition (including without limitation, any modification of the line of business of Tenant in the Leased Property, the use of Hazardous Materials and/or Prohibited Hazardous Materials, the establishment of bonded warehouses, etc.).

(D) En caso de siniestros en la Propiedad Arrendada que provoquen daños o destrucción al mismo, incluyendo sin limitar cualquier asunto relacionado con el Sistema Contra Incendios en el cual la Arrendataria tenga conocimiento de que dicho Sistema Contra

Incendios no se encuentra en buen funcionamiento, la Arrendataria notificará por escrito de inmediato al Arrendador y colaborará con éste para realizar acciones de inmediato o entregar notificaciones respecto al siniestro y la aplicación de los seguros de la Propiedad Arrendada con las compañías aseguradoras y/o autoridades competentes; en el entendido de que, dicha notificación deberá hacerse de manera simultánea por correo electrónico al Arrendador.

(D) In case of any casualty in the Leased Property causing damage or destruction to the same, including without limitation to any matter related to the Fire Protection System where Tenant becomes aware that the Fire Protection System is not working properly, then Tenant shall immediately notify Landlord in writing and shall assist Landlord to conduct any action immediately or to provide any notice in connection with said casualty and application of the insurance of the Leased Property with the insurance companies and/or competent authorities; provided that such notification shall be done immediately simultaneously also through an email to Landlord.

(E) La suma de los seguros pagados como resultado de daños o destrucción de la Propiedad Arrendada será pagada al Arrendador a fin de restablecer, reemplazar, reconstruir o reparar la Propiedad Arrendada en forma tan cercana como sea posible a la condición previa antes del daño o destrucción.  Los productos de los seguros contratados por el Arrendador y que por cualquier razón la Arrendataria reciba se entregarán de inmediato al Arrendador, y en todo momento, dentro de un plazo de 5 (cinco) Días Hábiles a partir de que se reciban.

(E) The sum of the insurance amounts paid as a result of any damage or destruction of the Leased Property, shall be paid to Landlord for the purpose of restoring, replacing, rebuilding or repairing the Leased Property as nearly as possible to its former condition prior to said damage or destruction. Any insurance proceeds from insurance policies hired by Landlord and for any reason received by Tenant shall be immediately delivered to Landlord, and at all times, within five (5) Business Days following the receipt of said proceeds.

(F) La Arrendataria reembolsará al Arrendador los montos que éste haya pagado respecto a los seguros de la Propiedad Arrendada, incluyendo, entre otros, deducibles y coaseguros aplicables.	(F) Tenant shall reimburse Landlord any amount paid by Landlord in connection with the Leased Property insurance, including, but not limited to, applicable deductibles and co-insurance.

(G) Seguros contra Todo Riesgo – Bienes de la Arrendataria.  La Arrendataria mantendrá durante toda el Término, a su gasto, un seguro contra Todo Riesgo que cubra maquinaria, equipo, materias primas y otros bienes personales de su propiedad, contra pérdidas o daños por incendios, rayos, explosiones, eventos hidrometeorológicos (inundaciones, tormentas, granizo, etc.), temblores, revueltas, daños de aeronaves y vehículos, daños por humo, vandalismo, daños en propiedad ajena realizados intencionalmente, y los riesgos que estén cubiertos por un monto igual al valor total de reemplazo de los bienes de la Arrendataria.  Esta póliza de seguro in cluirá la cobertura por Interrupción de negocios, entre otras cosas, para obligaciones monetarias generales de la Arrendataria excepto por las rentas mencionadas en el Inciso 3.07, subsección A número 2.

(G) All Risk Insurance – Tenant’s Property. Tenant shall maintain throughout the Term, at its expense, All Risk insurance covering Tenant-owned machinery, equipment, raw materials, and Tenant’s other personal property against loss or damage by fire, lightning, explosion, hydro-meteorological events (flood, windstorm, hail, etc.), earthquake, riot, damage from aircraft and vehicles, smoke damage, vandalism, malicious mischief and such other risks as are covered in an amount equal to the full replacement value of Tenant’s properties. This insurance policy shall include business Interruption coverage for, among other things, Tenant’s general monetary obligations except for the Rents pursuant to Section 3.07, subsection A number 2.

(H) Seguro de Responsabilidad Civil de la Arrendataria. Adicionalmente, la Arrendataria deberá contratar, a su costo y gasto, un seguro de responsabilidad civil por las actividades y operaciones de la Arrendataria en la Propiedad Arrendada que cubra reclamaciones por lesiones o muerte y/o daños en propiedad ajena por un monto igual a $3,000,000.00 de Dólares.  La Arrendataria deberá entregar al Arrendador, dentro de los siguientes 5 días naturales siguientes a la firma de este Contrato de Arrendamiento (y 5 días naturales antes del vencimiento de dichos seguros), evidencia en que conste que dichos seguros han sido contratados (o renovados, en su caso).

(H) Tenant’s Civil Liability Insurance.  Tenant shall obtain, at its own cost and expense, a civil liability insurance to cover Tenant's activities and operations in the Leased Property against injury or death claims and/or damage to third parties’ property in an amount equal at least  $3,000,000.00 Dollars.  Tenant shall deliver to Landlord, within five (5) calendar days following execution hereof (and five (5) calendar days prior to the expiration of said insurance policies), the documents evidencing that said insurance policies have been contracted (or renewed, if applicable).

(I) Certificados de Seguros.  La Arrendataria entregará al Arrendador una carta emitida por la compañía aseguradora antes de la Fecha de Inicio y de cada fecha de aniversario, o la fecha de renovación de la póliza correspondiente a partir de entonces.  La carta debe contener un resumen de todas las coberturas de seguros y montos asegurados respectivos, deducibles, coaseguros, exclusiones y los endosos mencionados en la cláusula de seguros de este Contra, en un formato claro, explícito y fácil de leer, según lo requiera y exponga el Arrendador.  En caso de que la Arrendataria no entregue en tiempo y forma al Arrendador la carta aquí señalada, el Arrendador tendrá el derecho a contratar dichas pólizas de seguros y renovarlas anualmente hasta la terminación del Contrato de Arrendamiento, y la Arrendataria acepta reembolsar el costo correspondiente a cada renovación, y además perderá el derecho a contratar dichas pólizas de seguro por sí misma.”

(I) Insurance Certificates. Tenant shall deliver to Landlord a letter issued by the insurance company prior to the Commencement Date and each anniversary date, or the corresponding policy renewal date thereafter. Such letter must contain an abstract of all insurance coverages and their respective insured amounts, deductibles, co-insurance, exclusions and the endorsements mentioned within the insurance clause of this Agreement, in a clear, explicit and easy to read format, as required and outlined by Landlord. In the event Tenant does not provide in time and manner to Landlord such letter required in this Agreement, Landlord will have the right to acquire such insurance policies and to renew them annually until the termination of the Agreement and Tenant accepts to reimburse the cost corresponding to each renewal, waiving Tenant the right to acquire such insurance policies itself.”

SÉPTIMA.  El Arrendador y la Arrendataria en este acto acuerdan modificar el inciso 10.01 relativo al Sistema Contra Incendios, para que dicha sección quede redactada a partir de esta fecha, como se señala a continuación:

SEVENTH. Landlord and Tenant hereby agree to amend section 10.01 related to the Fire Protection System, so that such section shall be read as of this date, as indicated below:

“Inciso 10.01.  Sistema Contra Incendio. Las partes reconocen que la Propiedad Arrendada cuenta con un sistema contra incendios de las especificaciones se encuentran descritas en el Anexo “C” que se adjunta al presente Contrato de Arrendamiento como parte integrante del mismo, mismo que será considerado como parte de la Propiedad Arrendada (en lo sucesivo el “Sistema Contra Incendios”).

“Section 10.01.  Fire Protection System.  The parties acknowledge that a Fire Protection System of the specifications described on Exhibit “C” attached hereto and made a part hereof is installed at the Leased Property and shall be considered as part of the Leased Property (hereinafter referred to as the “Fire Protection System”).

Las partes acuerdan y reconocen que el Sistema Contra Incendios es compartido con un tercero, en el entendido que la Arrendataria cuenta con un convenio relativo al uso compartido del Sistema Contra Incendios y los términos y condiciones de dicho uso.  Independientemente de lo anterior, la responsabilidad frente al Arrendador respecto de la administración, mantenimiento, monitoreo y reparación del Sistema Contra Incendios estará a cargo de la Arrendataria, de conformidad con lo siguiente:

The parties hereby agree and recognize that the Fire Protection System is shared with a third party, in the understanding that the Tenant has an agreement relating to the shared use of the Fire Protection System and terms and conditions thereof.  Regardless of the preceding, the responsibility before Landlord, for the management, maintenance, monitoring and repair of the Fire Protection System shall be responsibility of Tenant, pursuant to the following:

1. La Arrendataria deberá mantener aquellas partes del Sistema Contra Incendios que se enlistan en el Anexo “C” en buenas condiciones de funcionamiento y llevar a cabo puntualmente todas las actividades de mantenimiento descritas en el Anexo “C-1” aquellas recomendadas por el fabricante del Sistema Contra Incendios, aquellas requeridas por las Leyes y cualesquier otras recomendaciones que puedan ser requeridas para efectos de mantener el Sistema Contra Incendios en buenas condiciones de mantenimiento.

1. Tenant shall keep those portions of the Fire Protection System listed in Exhibit “C” in good working order and will timely perform all of the maintenance activities set forth in Exhibit “C-1”, those recommended by the Fire Protection System manufacturer, those required by Laws and any others that may be required in order to maintain the Fire Protection System in good working conditions.

2.  La Arrendataria conviene en cubrir todos y cada uno de los gastos relacionados con el mantenimiento y operación del Sistema Con tra Incendios, incluyendo cualesquier mantenimiento preventivo y el mantenimiento anual que deba realizarse al Sistema Contra Incendios de conformidad con las actividades de mantenimiento señaladas en el Anexo “C-1” del presente Contrato de Arrendamiento.

2. Tenant agrees to pay for each and every one of the costs and expenses related to the maintenance and operation of the Fire Protection System, including any preventive and annual maintenance that must be performed per the list of maintenance activities detailed in Exhibit “C-1” hereof.

3. La Arrendataria dará acceso al Arrendador previo aviso del Arrendador con 24 horas de anticipación y de forma tal que se interfiera lo menos posible en las operaciones de la Arrendataria para efectos de permitir que el Arrendador lleve a cabo   verificaciones periódicas al Sistema Contra Incendios, en el entendido de que, la Arrendataria deberá cooperar con el Arrendador en todos los aspectos de las verificaciones periódicas del Sistema Contra Incendios.

3.      Tenant shall provide Landlord with access to the Leased Property upon 24 hours’ notice to allow Landlord, through its contractors, in a manner that least disturbs Tenant´s operations, to perform periodic testing of the Fire Protection System; provided that, Tenant shall cooperate with Landlord in all respects in periodic testing of the Fire Protection System.

4. En caso de que el Arrendador o la Arrendataria consideren que el Sistema Contra Incendios no está funcionando de manera óptima, la Arrendataria acuerda que dará acceso al Arrendador, sin necesidad de previo aviso, para efectos de inspeccionar el Sistema Contra Incendios, asegurar el buen funcionamiento y/o ponerse de acuerdo con la Arrendataria para que se lleve  a cabo a gasto y costa de la Arrendataria inmediatamente, cualquier actividad de mantenimiento que sea necesaria, prueba y/o , reparaciones.”

4.      In the event that Landlord or Tenant believes that the Fire Protection System is not operating optimally, Tenant agrees to provide access to the Leased Property to Landlord without notice for the purpose of inspecting the Fire Protection System, ensuring its proper function, and/or to agree with Tenant the performance of any required maintenance activity, tests and/or repairs.”

OCTAVA.  TÉRMINOS QUE PREVALECEN. En caso de existir alguna discrepancia entre lo dispuesto por este Modificatorio y el Contrato de Arrendamiento, se estará a lo dispuesto por este Modificatorio.  Igualmente, cualquier disposición que no se haya modificado mediante este Modificatorio, se deberá entender que continúa en vigor según originalmente acordada en el Contrato de Arrendamiento.

EIGHTH.  PREVAILING TERMS.  In the event of discrepancy between the provisions of this Amendment and the Lease Agreement, the provisions of this Amendment shall prevail.  Also, any provision not modified by means of this Amendment shall be understood valid as originally agreed upon in the Lease Agreement.

NOVENA.  GARANTÍA. TPI-Composites, Inc. comparece al presente a fin de manifestar que conoce y es conforme con los términos

y condiciones en los que se modifica el Contrato de Arrendamiento mediante este Modificatorio, ratificando que sus respectivas obligaciones como Fiador permanecen vigentes y surtiendo efectos independientemente de las modificaciones realizadas al Contrato de Arrendamiento.

NINTH.  GUARANTEE.  TPI-Composites, Inc. hereby appears as to state and acknowledge the terms and conditions in which the Lease Agreement is amended by means of this Amendment, ratifying that its respective obligations as Guarantor remain valid and in force irrespective of the modifications made to the Lease Agreement.

DÉCIMA. DEPÓSITO EN GARANTÍA. Las partes en este acto acuerdan que, al momento de firma del presente, la Arrendataria deberá actualizar su Depósito en Garantía de acuerdo con la definición (6) del Inicio 1.01., la cual fue modificada en el presente Convenio.

TENTH. The parties hereby agree that, as of the execution hereof, the Lessee shall update its Security Deposit in accordance with definition (6) of Section 1.01., which was modified in herein below.

DÉCIMA PRIMERA. NO NOVACIÓN. El Arrendador y la Arrendataria expresamente convienen en que en ningún caso deberá entenderse o interpretarse este Convenio, como novación o cumplimiento de las obligaciones de la Arrendataria conforme al Contrato de Arrendamiento, las que permanecerán en pleno vigor y efecto sin ninguna otra obligación o modificación que las modificaciones contenidas en este Convenio.  Las partes por este medio confirman y ratifican en todos sus aspectos las disposiciones del Contrato de Arrendamiento que no sean expresamente modificadas en este Convenio.

ELEVENTH. NON NOVATION. Landlord and Tenant expressly agree that in no event this Agreement shall be deemed as novation nor as compliance of the Tenant's obligations regarding the Lease Agreement that shall stay in fully valid and in force with no other obligation or amendment than the ones contained herewith. The parties, by these means confirm and ratify in every aspect the provisions of the Lease Agreement that are not expressly amended hereto.

DÉCIMA SEGUNDA. INTEGRACIÓN. Queda expresamente convenido que el presente Convenio es parte integrante del Contrato de Arrendamiento y, por consiguiente, todas las referencias que se hagan en o con respecto al Contrato de Arrendamiento, se entenderán que incluyen al presente Convenio.

TWELFTH. INTEGRATION. It is expressly agreed that this Agreement is an integral part of the Lease Agreement and, consequently, all the references thereto or therewith shall be deemed as including this Agreement.

EN TESTIMONIO DE LO ANTERIOR, las partes del presente Convenio lo suscriben por conducto de sus funcionarios o mandatarios debidamente autorizados para ello, en la fecha indicada al principio de este Convenio.

IN WITNESS WHEREOF, this Agreement's parties execute it through their legal representatives duly authorized for such effect and to be effective as of the date mentioned at the beginning of this Agreement.

“ARRENDADORA” / “LANDLORD”:	“ARRENDATARIA” / “TENANT”:

Macquarie México Real Estate Management, S.A. de C.V. en representación de CIBanco, S.A., Institución de Banca Múltiple, como fiduciario del fideicomiso irrevo-cable de administración identificado como F/00922 MMREIT Industrial Trust III

TPI-Composites, S. de R.L. de C.V.

/s/ Monica Ardila Villarreal	/s/ Victor Manuel Saenz Saucedo
Por/By: Mónica Ardila Villarreal	Por / By: Víctor Manuel Sáenz Saucedo.
Cargo/Title: Apoderado/Attorney-in-fact	Cargo / Title: Apoderado/Attorney-in-fact

/s/ Peter M. Gaul
Por/By: Peter M. Gaul
Cargo/Title: Apoderado/Attorney-in-fact

“FIADOR” / “GUARANTOR”:

TPI-Composites, Inc.

/s/ Steven C. Lockard
Por / By: Steven C. Lockard.
Cargo / Title: Apoderado/Attorney-in-fact

ANEXO/EXHIBIT “C”

ESPECIFICACIONES DEL SISTEMA CONTRA INCENDIOS/

FIRE PROTECTION SYSTEM SPECIFICATIONS

Tanque agua 250,000 galones

Bomba diesel 2,000 galones @ 125 psi

Bomba eléctrica de 2,000 galones a 125 psi

Bomba Jockey de 20 galones @ 130 psi

Hidrante interior: Mangueras de 1 1/2in × 30 metros, válvula angular, chiflón ajustable

CJSJZ08:

Rociadores en Oficinas:
Tipo:	Pendent
Factor	K= 5.6
Npt:	1/2"
Riesgo:	Ligero

Rociadores en Producción:
Tipo:	Up-Right
Factor	K= 11.2
Npt:	3/4"
Riesgo:	Extra
Densidad.	0.48gpm/2500 ft2

Water tank 250,000 Gallons

Diesel pump 2,000 GPM @ 125 psi

Electric pump 2,000 GPM @ 125 psi

Jockey pump 20 GPM @ 130 psi

Interior hydrant: 1 1/2in × 100 ft. hoses, angular valve, nozzle.

CJSJZ08:

Offices sprinklers:
Type:	Pendent
Factor	K= 5.6
Npt:	1/2"
Risk:	Light

Production area sprinklers:
Type:	Up-Right
Factor	K= 11.2
Npt:	3/4"
Risk:	Extra
Density:	0.48gpm/2500 ft2

ANEXO/EXHIBIT “C-1”

ACTIVIDADES DE MANTENIMIENTO AL SISTEMA CONTRA INCENDIOS

(PREVENTIVO Y ANUAL)/

FIRE PROTECTION SYSTEM MAINTENANCE ACTIVITIES

(PREVENTIVE AND ANNUAL)

•	Deberán Ilevarse a cabo pruebas de arranque de las bombas eléctricas y los motores de combustión interna.
•

Se deberá revisar el correcto funcionamiento de: hidrantes exteriores, mangueras, hidrantes de pared, detectores de humo y censores de temperature / calor de acuerdo a las especificaciones del proveedor.

•	Las líneas del sistema contra incendio deberán mantenerse libres de óxidos y deberán pintarse en caso de ser necesario.
•	Starting tests shall be carried out on electric pumps and diesel motors.
•

The good function of the following must be checked: sidewalk hydrants, hose extensions, wall hydrants, smoke detectors and temperature/heat sensors in accordance with the specifications of the manufacturer.

•	In the interior distribution lines of the fire system, rusted areas shall be located, repainted and noted with respect to the fire system, when needed.

ANEXO/EXHIBIT “F”

LISTADO DE DOCUMENTACIÓN Y/O INFORMACIÓN / LISTED DOCUMENTATION AND/OR INFORMATION

Customer’s Checklist

Customer/Vendor shall deliver Landlord:

•	Copy of Customer’s/Vendor’s insurance certificate (if applicable under the lease/contract)
•	Copy of Customer’s/Vendor’s articles of Incorporation
•	Copy of Customer’s/Vendor’s amendments to By-laws (if applicable)
•	Copy of Customer’s/Vendor’s legal representative’s power of attorney
•	Copy of Customer’s/Vendor’s legal representative’s ID
•	Receipt of amount of the Security deposit prior or on the Commencement Date of the Lease (only applicable for lease related documents)
•	Copy of Tax Payer’s Registry (RFC) (applicable only to Mexican companies)
•	Copy of Tax Address Receipt
•	Deliver the contact person information with respect to Customer’s/Vendor’s invoicing (full name, email address and telephone number)

Guarantor/Jointly Guarantor (if applicable) shall deliver:

•	Copy of Articles of Incorporation of Guarantor/Jointly Guarantor
•	Copy of amendments to By-laws of Guarantor/Jointly Guarantor
•	Copy of legal representative’s Guarantor/Jointly Guarantor power of attorney (for Mexican entities) or Certificate of Incumbency (For US entities)
•	Copy of legal representative’s Guarantor/Jointly Guarantor ID

------------------------------------------

Listado para firma de Documentos

El Cliente/Proveedor deberá entregar:

•	Copia de póliza de seguro del Cliente/Proveedor (en caso de ser aplicable bajo el respectivo contrato)
•	Copia Escritura Constitutiva del Cliente/Proveedor
•	Copia Escrituras de reforma(s) a estatutos del Cliente/Proveedor (en caso de ser aplicable)

•	Copia Escritura de poder de representante legal del Cliente/Proveedor
•	Copia de Identificación Oficial de representante legal del Cliente/Proveedor
•	Recibir Monto de Depósito de Garantía antes o en la Fecha de Inicio del Arrendamiento (solo para casos relacionados a arrendamientos)
•	Copia de Cedula de identificación fiscal (aplicable a compañías mexicanas)
•	Copia de Comprobante de Domicilio Fiscal
•	Entregar datos de contracto de la persona encargada de facturación del Cliente/Proveedor (nombre completo, correo electrónico y número telefónico)

El Garante/Fiador/Obligado Solidario (en caso de aplicar) deberá entregar:

•	Copia Escritura Constitutiva del Garante/Fiador/Obligado Solidario
•	Copia Escrituras de reforma(s) a Garante/Fiador/Obligado Solidario
•	Copia Escritura de poder de representante legal Garante/Fiador/Obligado Solidario (para empresas mexicanas) o un Reconocimiento de Facultades
•	Copia de Identificación Oficial de representante legal del Garante/Fiador/Obligado Solidario